AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                              ALRM ACQUISITION INC.

                                       AND

                                  FIRECOM, INC.

                               DATED APRIL 3, 2001


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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE 1 The Merger..........................................................1
   1.1   The Merger...........................................................1
   1.2   Effective Time.......................................................1
   1.3   Effects of the Merger................................................2
   1.4   Certificate of Incorporation and Bylaws; Directors and Officers......2
   1.5   The Closing..........................................................2
ARTICLE 2 Effect of the Merger on Securities of the Company...................2
   2.1   Purchaser Stock......................................................2
   2.2   Conversion of Firecom Stock..........................................3
   2.3   Exchange of Certificates.............................................4
   2.4   Closing of Transfer Books............................................5
   2.5   No Further Ownership Rights in Firecom Stock.........................5
ARTICLE 3 Representations and Warranties of the Company.......................5
   3.1   Organization, Standing and Power.....................................5
   3.2   Capital Structure....................................................6
   3.3   Authority; Non-Contravention.........................................6
   3.4   SEC Documents........................................................8
   3.5   Absence of Certain Events............................................9
   3.6   Litigation...........................................................9
   3.7   Compliance with Applicable Law.......................................9
   3.8   Taxes...............................................................10
   3.9   Brokers.............................................................10
   3.10  Opinion of Financial Advisor........................................10
ARTICLE 4 Representations and Warranties of the Purchaser....................11
   4.1   Organization, Standing and Power....................................11
   4.2   Authority; Non-Contravention........................................11
   4.3   Brokers.............................................................12
   4.4   Litigation..........................................................12
ARTICLE 5 Covenants..........................................................12
   5.1   Alternative Proposals...............................................12
   5.2   Interim Operations of the Company...................................13
   5.3   Meeting of the Company's Shareholders...............................15
   5.4   Filings, Other Action...............................................15
   5.5   Inspection of Records...............................................16
   5.6   Publicity...........................................................16
   5.7   Proxy Statement.....................................................16
   5.8   Further Action......................................................17
   5.9   Expenses............................................................17
   5.10  Indemnification.....................................................17
   5.11  Takeover Statute....................................................18
   5.12  Conduct of Business by Purchaser Pending the Merger.................19
   5.13  Conveyance Taxes....................................................19
ARTICLE 6 Conditions to Merger...............................................19


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


   6.1   Conditions to Each Party's Obligation to Effect the Merger..........19
   6.2   Conditions to Obligation of Company to Effect the Merger............20
   6.3   Conditions to Obligation of Purchaser to Effect the Merger..........20
ARTICLE 7 Termination........................................................22
   7.1   Termination by Mutual Consent.......................................22
   7.2   Termination by Either Purchaser or Company..........................22
   7.3   Termination by Company..............................................22
   7.4   Termination by Purchaser............................................23
   7.5   Effect of Termination and Abandonment...............................24
   7.6   Extension, Waiver...................................................24
ARTICLE 8 General Provisions.................................................25
   8.1   Nonsurvival of Representations, Warranties and Agreements...........25
   8.2   Notices.............................................................25
   8.3   Assignment; Binding Effect..........................................25
   8.4   Entire Agreement....................................................26
   8.5   Amendment...........................................................26
   8.6   Governing Law.......................................................26
   8.7   Counterparts........................................................26
   8.8   Headings............................................................26
   8.9   Interpretation......................................................26
   8.10  Waivers.............................................................26
   8.11  Incorporation of Exhibits and Schedules.............................27
   8.12  Severability........................................................27
   8.13  Confidentiality.....................................................27
   8.14  Enforcement of Agreement............................................27


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


                                   DEFINITIONS


Agreement.....................................................................1
Alternative Proposal.........................................................12
Certificate of Merger.........................................................1
Certificates..................................................................3
Class A Common Stock..........................................................1
Closing.......................................................................2
Closing Date..................................................................2
Code.........................................................................10
Common Stock..................................................................1
Company.......................................................................1
Company Options...............................................................6
Company Permits...............................................................9
Company SEC Documents.........................................................8
Department of State...........................................................1
Dissenting Shares.............................................................3
Effective Time................................................................1
Evaluation Material..........................................................27
Exchange Act..................................................................8
Firecom Stock.................................................................1
Governmental Entity...........................................................7
Indemnified Parties..........................................................17
Instrument....................................................................7
Material Adverse Change.......................................................6
Material Adverse Effect.......................................................6
Meeting of Shareholders......................................................15
Merger........................................................................1
Merger Consideration..........................................................3
NYBCL.........................................................................1
Paying Agent..................................................................4
Preferred Stock...............................................................6
Proponents...................................................................20
Proxy Statement..............................................................16
Purchaser.....................................................................1
Purchaser Stock...............................................................1
Redemption Price..............................................................4
Retained Shares...............................................................1
Schedules.....................................................................5
SEC...........................................................................8
Securities Act................................................................8
Stock Plan....................................................................6
Surviving Corporation.........................................................1
Tax..........................................................................10
Tax Return...................................................................10

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated April 3, 2001, between ALRM ACQUISITION INC., a New York corporation (the "Purchaser"), and FIRECOM, INC., a New York corporation (and together with its subsidiaries, the "Company").

                                    RECITALS
                                    --------

     A. The Boards of Directors of the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective companies and shareholders to consummate a merger (the "Merger") of the Purchaser, with and into the Company, wherein each issued and outstanding share of Common Stock, par value $.01 per share, of the Company (the "Common Stock") and each issued and outstanding share of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock" and, together with the Common Stock, the "Firecom Stock"), except shares of Firecom Stock held by holders who comply with the provisions of New York law regarding the right of shareholders to dissent from the Merger and require appraisal of their shares of Firecom Stock and shares of Firecom Stock held by the Purchaser (the "Retained Shares"), will be converted into the right to receive $0.80 per share, in cash, without interest, and each issued and outstanding share of Common Stock, par value $.01 per share, of the Purchaser (the "Purchaser Stock") shall be converted into a share of common stock in the Surviving Corporation (as hereinafter defined).

     B. The Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

     1.1  The Merger. Upon the terms and subject to the conditions hereof, and
          ----------
in accordance with the Business Corporation Law of New York ("NYBCL"), the Purchaser shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Purchaser in accordance with the NYBCL.

     1.2  Effective Time. Subject to the provisions of this Agreement, the
          --------------
Merger shall become effective when the Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the NYBCL, is filed with the Department of State of the State of New York (the "Department of State"). When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is filed with the Department of State or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as reasonably practicable (but not later than the first business day) after the satisfaction or waiver of the conditions to the Merger set forth herein.

     1.3  Effects of the Merger. The Merger shall have the effects set forth in
          ---------------------
the NYBCL.

     1.4  Certificate of Incorporation and Bylaws; Directors and Officers.
          ---------------------------------------------------------------

          (a) Subject to the terms of Section 5.10, the Certificate of Incorporation and the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended by the Certificate of Merger to make such changes regarding the capitalization of the Surviving Corporation as the Purchaser may request and, as so amended, the Certificate of Incorporation and the Bylaws of the Company shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The directors of the Purchaser at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

          (c) The officers of the Company at the Effective Time and such other persons as designated by the Purchaser shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     1.5  The Closing. Subject to the terms and conditions of this
          -----------
Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (a) at the offices of Thelen Reid & Priest LLP, 40 West 57th Street, New York, NY 10019, at 10:00 a.m., local time, on the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as the Purchaser and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                                    ARTICLE 2

                       EFFECT OF THE MERGER ON SECURITIES
                                 OF THE COMPANY

     2.1  Purchaser Stock. At the Effective Time, each share of Purchaser
          ---------------
Stock outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $.01 per share, of the Surviving Corporation, and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent the same number of shares of the Surviving Corporation.

     2.2  Conversion of Firecom Stock.
          ---------------------------

          (a) Subject to Section 2.2(b), at the Effective Time each issued and outstanding share of Firecom Stock (other than shares of Firecom Stock held by the Purchaser) shall be converted into the right to receive $0.80, in cash, without interest (the "Merger Consideration"). All such shares of Firecom Stock, when so converted, shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates (the "Certificates") representing any such shares of Firecom Stock shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (b) Notwithstanding any provision of this Agreement to the contrary, if required by the NYBCL but only to the extent required thereby, shares of Firecom Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Firecom Stock who have properly exercised appraisal rights with respect thereto in accordance with the NYBCL (the "Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Firecom Stock will be entitled to receive payment of the appraised value of such shares of Firecom Stock in accordance with the provisions of the NYBCL unless and until such holders shall fail to perfect or shall effectively withdraw or shall have lost their rights to appraisal and payment under the NYBCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Firecom Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give the Purchaser prompt notice of any demands received by the Company for appraisals of shares of Firecom Stock. The Company shall not, except with the prior written consent of the Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          (c) At or prior to the Effective Time, the Company shall have made arrangements, the effect of which shall be that no shares of Common Stock, Class A Common Stock or other capital stock of the Company or the Surviving Corporation shall be issuable pursuant to options or warrants to purchase shares, or securities convertible into shares, of Common Stock. The Company shall (i) cause the Stock Plan (as defined in Section 3.2) to terminate as of the Effective Time, (ii) grant no additional Company Options (as defined in Section 3.2) after the date of this Agreement and (iii) accelerate the vesting of all options issued under the Stock Plan at or prior to the Effective Time. The Company shall take all such actions under the Stock Plan necessary so that each Company Option shall be converted into the right to receive in exchange therefor from the Surviving Corporation, to be paid an amount in cash per Company Option equal to the Merger Consideration minus the per share exercise price of such Company Option as of the date hereof (the result of any such calculation being the "Redemption Price").

          (d) Payment of the Redemption Price in accordance with Section 2.2(c) above shall be contingent upon consummation of the Merger and shall be subject to applicable withholding of income and other taxes. Payment of the Redemption Price shall be made by the Surviving Corporation to the holders of the Company

Options at or as promptly as practicable after the Effective Time, without interest.

     2.3  Exchange of Certificates.
          ------------------------

          (a) Prior to the Effective Time, the Purchaser shall appoint a bank or trust company to act as paying agent hereunder, which shall be American Stock Transfer and Trust Company, or such other entity as the Purchaser and the Company may mutually select (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. All of the fees and expenses of the Paying Agent shall be borne by the Surviving Corporation.

          (b) The Purchaser shall take all steps necessary to enable and cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay the Merger Consideration, when and as such amounts are needed by the Paying Agent.

          (c) As soon as reasonably practicable after the Effective Time but within 20 days of such time, the Paying Agent shall mail to each holder of record of Firecom Stock immediately prior to the Effective Time (excluding any Dissenting Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Paying Agent and shall be in such form and have such other provisions as the Purchaser shall reasonably specify) and (ii) instructions for the use thereof in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a bank check in the amount of cash into which the shares of Firecom Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.2, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the transfer of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

     Until surrendered as contemplated by this Section 2.3, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Firecom Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.2.

          (d) None of the Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Firecom Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser, the posting by such person of a bond in such reasonable amount as the Purchaser may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, deliverable in respect thereof pursuant to this Agreement.

     2.4  Closing of Transfer Books. At or after the Effective Time, there
          -------------------------
shall be no transfers on the stock transfer books of the Company of the shares of Firecom Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2.

     2.5  No Further Ownership Rights in Firecom Stock. From and after the
          --------------------------------------------
Effective Time, the holders of shares of Firecom Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Firecom Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Firecom Stock.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchaser that, except as set forth in schedules hereto specifically referring to the Sections hereof intended to be so qualified (the "Schedules"):

     3.1  Organization, Standing and Power. The Company is a corporation
          --------------------------------
duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Purchaser or the Company, as the case may be, any change or effect, either individually or in the aggregate, that is materially adverse to the business, assets, financial condition or results of operations of the Purchaser, or the Company, as the case may be.

     3.2  Capital Structure. The authorized capital stock of the Company
          -----------------
consists of 41,000,000 million shares, of which 30,000,000 shares are designated as Common Stock, 10,000,000 of which are designated as Class A Common Stock and 1,000,000 million shares of which are designated as Preferred Stock, par value $1.00 per share ("Preferred Stock").

     At the date hereof (i) 5,789,685 shares of Common Stock were issued and outstanding, and 4,957,713 shares of Class A Common Stock were issued and outstanding, and (ii) 1,224,826 shares of Common Stock and 688,331 shares of Class A Common Stock are held by the Company in its treasury. As of the date hereof there are no shares of Preferred Stock outstanding. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights.

     At the date hereof there are (i) Company Options outstanding under the Company's Incentive and Non-Qualified Stock Option Plan (the "Stock Plan" to acquire 1,122,000 shares of the Company's Common Stock, all of which are vested on the date hereof or shall vest prior to the Effective Time, and (ii) 31,068 Company Options outstanding under the Company Distributors Stock Option Plan, all of which are vested on the date hereof (collectively, the "Company Options").

     Except for such Company Options, there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company. Schedule 3.2 sets forth the name of each holder of a Company Option, the number of shares of Common Stock for which such Company Option is exercisable and the exercise price per share of Common Stock subject to such Company Option. Since October 22, 1999, no shares of the Company's capital stock have been issued other than pursuant to the exercise of Company Options already in existence on such date and the Company has not granted any stock options for any capital stock or other voting securities of the Company.

     3.3  Authority; Non-Contravention.
          ----------------------------

          (a) The Board of Directors of the Company has approved this Agreement and determined that the Merger is fair and in the best interests of the Company and its shareholders, and the Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such approval of the Merger by the shareholders of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by the Purchaser) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Other than as set forth on Schedule 3.3(a), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, contractually require any offer to purchase or any prepayment of any debt, contractually require the payment of (or result in the vesting of) any severance, golden parachute, change of control or similar type of payment, or give rise to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any provision of:

               (i) the Certificate of Incorporation or Bylaws of the Company,

               (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, concession, franchise or license (any of the foregoing, an "Instrument") applicable to the Company (other than Instruments involving aggregate payments by or to the Company of $100,000 or less), or

               (iii) subject to the governmental filings and other matters referred to in Section 3.3(b) and approval of this Agreement by the Company's shareholders, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to, or Company Permit (as defined in Section 3.7) of or relating to, the Company or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, offers, prepayments, payments, losses or liens, that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.
Schedule 3.3(b) lists the amounts payable or that will or may become payable to directors, officers or employees or former directors, officers or employees of the Company as a result of the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby. Copies of all contracts, agreements, instruments or other documents referred to in
Schedule 3.3(a) and (b) have been furnished to the Purchaser.

          (b) No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) in connection or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Department of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or state takeover laws, and (iv) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     3.4  SEC Documents.
          -------------

          (a) Since May 1, 1998, the Company has filed all documents with the Securities and Exchange Commission ("SEC") required to be filed under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder) (the "Securities Act"), or the Exchange Act (such documents filed with the SEC on or before the date of this Agreement being the "Company SEC Documents"). As of their respective dates, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the

Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements contained in Quarterly Reports on Form 10-QSB of the Company, as permitted by the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as at the dates thereof and the results of its operations and changes in shareholders' equity and cash flow for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

          (b) Except as set forth in the Company SEC Documents, the Company has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since January 31, 2001 which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (c) To the extent there are such and to the extent permitted by applicable law, the Company has heretofore made available to the Purchaser a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously have been filed with the SEC pursuant to the Exchange Act.

     3.5  Absence of Certain Events. Other than a reserve of approximately
          -------------------------
$500,000 that the Company may incur in connection with certain warranty items, since January 31, 2001, the Company has operated its business only in the ordinary course consistent with past practice and, except as contemplated by this Agreement or disclosed in the Company SEC Documents, there has not occurred
(i) any Material Adverse Change in the Company; (ii) any change by the Company in its accounting methods, principles or practices; (iii) any amendments or changes in the Certificate of Incorporation or Bylaws of the Company; (iv) any revaluation by the Company of any of its assets, including, without limitation, write-offs of accounts receivable or write-offs or write-downs of inventory, other than in the ordinary course of the Company's business consistent with past practices; (v) any damage, destruction or loss with respect to property or assets of the Company having a book value, individually or in the aggregate, of in excess of $100,000; (vi) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (vii) any grant of any severance or termination pay to any director, officer or key employee of the Company; (viii) any entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or key employee of the Company; (ix) any increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, officer or key employee of the Company except in the ordinary course of business consistent with past practice; or (x) any increase in compensation, bonus or other benefits payable to directors, officers or key employees of the Company except in the ordinary course of business consistent with past practice.

     3.6  Litigation. Except as set forth in the Company SEC Documents,
          ----------
there are no actions, suits, proceedings, investigations or reviews pending against the Company or, to the knowledge of the Company, threatened against the Company, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal.

     3.7  Compliance with Applicable Law. The Company holds all permits,
          ------------------------------
licenses, variances, exceptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "Company Permits"), except where the failure to hold any Company Permit, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect on the Company. The Company is conducting its business in compliance in all material respects with the terms of the Company Permits. The business of the Company is not being, and has not been, conducted in violation in any material respect of any law, Company Permit, ordinance or regulation of any Governmental Entity.

     3.8  Taxes. (i) The Company has filed all material Tax Returns required
          -----
to have been filed on or before the date hereof, which returns are true and complete in all material respects and all Taxes shown due thereon have been paid; (ii) no issues that have been raised by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (iii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full or are being contested in good faith by the Company; and (iv) a reserve which the Company reasonably believes to be adequate has been set up for the payment of all such Taxes anticipated to be payable in respect of periods through the date hereof. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of
Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company is not a party to any Tax allocation or sharing agreement. The Company does not have any liability for the Taxes of any person under Treas. Reg. (ss.) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor the Surviving Corporation will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual," as those terms are defined in Section 280G of the Code, without regard to whether such payment is to be made in the future. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     3.9  Brokers. No broker, investment banker or other person is entitled
          -------
to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     3.10 Opinion of Financial Advisor. The Special Committee and the Board
          ----------------------------
of Directors of the Company have received the opinion of Burnham Securities Inc. to the effect that, as of the date hereof, the Merger Consideration in cash to be received by the holders of shares of Firecom Stock and the holders of Company Options is fair to such holders from a financial point of view.

                                    ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF
                                  THE PURCHASER

     The Purchaser represents and warrants to the Company as follows:

     4.1  Organization, Standing and Power. The Purchaser is a corporation
          --------------------------------
duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.

     4.2  Authority; Non-Contravention.
          ----------------------------

          (a) The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by the Purchaser and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or give rise to the loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Purchaser under, any provision of:

               (i) the Certificate of Incorporation or Bylaws of the Purchaser,

               (ii) any Instrument applicable to the Purchaser, or

               (iii) subject to the governmental filings and other matters referred to in Section 4.2(b), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, offers, prepayments, payments, losses or liens, that, individually or in the aggregate, would not have a Material Adverse Effect on the Purchaser, materially impair the ability of the Purchaser to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          (b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, except for (i) in connection with or in compliance with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Department of State and appropriate documents with the relevant authorities of other states in which the Purchaser is qualified to do business, (iii) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or state takeover laws, and (iv) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser, materially impair the ability of the Purchaser to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     4.3  Brokers. No broker, investment banker or other person is entitled
          -------
to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

     4.4  Litigation. There are no actions, suits, proceedings,
          ----------
investigations or reviews pending against the Purchaser or, to the knowledge of the Purchaser, threatened against the Purchaser, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal.

                                    ARTICLE 5

                                    COVENANTS

     5.1  Alternative Proposals. Prior to the Effective Time, the Company
          ---------------------
agrees:

          (a) that it shall not, nor shall it permit its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of any equity securities of, the Company or all or any significant portion of the assets of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Alternative Proposal or otherwise take any action to knowingly facilitate any effort or attempt to make or implement an Alternative Proposal;

          (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform any such person or entity of the Company's obligations under this Section 5.1; and

          (c) that it will notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 5.1 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide Alternative Proposal that the Board of Directors of the Company in good faith determines (in consultation with its financial advisors) represents a financially superior transaction for the shareholders of the Company as compared to the Merger, if, and only to the extent that, (A) the Board of Directors of the Company, based upon the advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties imposed by law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to the Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.1 shall (A) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), (B) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect unless the Company shall have given the Purchaser 5 days' prior written notice of its intent to terminate the Agreement during which period the Purchaser will have the opportunity to match the consideration offered by any such Alternative Proposal (if the Purchaser offers to match such consideration, the Agreement shall be amended to increase the consideration and, if necessary, to extend time periods to permit proxy recirculation (it being agreed that for as long as this Agreement remains in effect, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (C) affect any other obligation of the Company under this Agreement.

     5.2  Interim Operations of the Company.
          ---------------------------------

          (a) From and after the date of this Agreement until the Effective Time, except as contemplated by any other provision of this Agreement, unless the Purchaser has consented in writing thereto, the Company:

               (i) shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

               (ii) shall use its reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

               (iii) shall not amend its Certificate of Incorporation or Bylaws or comparable governing instruments;

               (iv) shall promptly notify the Purchaser of any breach of any representation or warranty contained herein or any Material Adverse Change with respect to the Company;

               (v) shall promptly deliver to the Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

               (vi) (A) shall not, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof and (B) shall not (x) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock or grant, confer or award any bonuses or other forms of cash incentives to any officer, director or key employee, (y) except in the ordinary course of business consistent with past practice, increase any compensation with any present or future officers, directors or key employees, grant any severance or termination pay to, or enter into any employment or severance agreement with any officer, director or key employee or amend any such existing agreement in any material respect (other than pursuant to severance agreements previously delivered to the Purchaser), or (z) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect;

               (vii) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or make any commitment for any such action;

               (viii) shall not sell, lease, abandon or otherwise dispose of any of its assets or acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, except in the ordinary course of business consistent with past practice;

               (ix) shall not incur or guarantee any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments in, any other person, or issue or sell any debt securities other than borrowings under existing lines of credit and usual and customary advancement of expenses in the ordinary course of business;

               (x) shall not mortgage or otherwise encumber or subject to any lien any of its properties or assets;

               (xi) shall not make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company;

               (xii) shall not make any commitment or enter into any contract or agreement or make any capital expenditure except for (x) customer purchase orders and purchases of raw materials used in the business of the Company agreed to or made in the ordinary course of business consistent with past practice, (y) any other commitment, contract and agreement involving aggregate payments to or by the Company not in excess of $100,000, providing for termination without notice by the Company on 90 or fewer days' notice, and made by the Company in the ordinary course of business consistent with past practice or (z) capital expenditures that individually or in the aggregate do not exceed $100,000;

               (xiii) shall not revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

               (xiv) shall not make any tax election except consistent with past practice or settle or compromise any material income tax liability;

               (xv) shall not settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

               (xvi) shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice; or

               (xvii) shall not agree or otherwise commit to take any of the foregoing actions or take, or agree to take, any action which would result in a failure of the condition to Closing set forth in Section 6.3(a).

     5.3  Meeting of the Company's Shareholders. The Company will take all
          -------------------------------------
action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its shareholders (the "Meeting of Shareholders") as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. The Board of Directors of the Company shall recommend such approval and the Purchaser and the Company shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 5.7); provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken (but only in compliance with the proviso in Section 5.1(c)) by, or upon authority of, the Board of Directors of the Company in the exercise of its good faith judgment based upon the advice of outside counsel as to its fiduciary duties imposed by law.

     5.4  Filings, Other Action. Subject to the terms and conditions herein
          ---------------------
provided, the Company and the Purchaser shall:

          (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and

          (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Purchaser and the Company shall take all such necessary action.

     5.5  Inspection of Records. From the date hereof to the Effective Time,
          ---------------------
the Company shall (i) allow all designated officers, attorneys, accountants and other representatives of the Purchaser reasonable access at all reasonable times upon reasonable notice to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company, (ii) furnish to the Purchaser's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request,
(iii) instruct its employees, counsel and financial advisors to cooperate with the Purchaser in the Purchaser's investigation of the business of the Company, and (iv) make its management personnel available for discussions with representatives of the Purchaser at mutually convenient times.

     5.6  Publicity. The initial press release relating to this Agreement
          ---------
shall be a joint press release and thereafter the Company and the Purchaser shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use all reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange (or other similar regulatory body) with respect thereto.

     5.7  Proxy Statement.
          ---------------

          (a) The Company shall prepare and file with the SEC as soon as practicable a preliminary form of the proxy statement (the "Proxy Statement") to be mailed to the holders of Firecom Stock in connection with the Meeting of Shareholders. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. The Company will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify the Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement prior to its being filed with the SEC and shall give the Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and the Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. If at any time prior to the approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its shareholders such an amendment or supplement.

          (b) The Company agrees that the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the Meeting of Shareholders will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser furnished to the Company by the Purchaser specifically for use in the Proxy Statement. The Purchaser agrees that the information concerning the Purchaser provided by it in writing for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Meeting of Shareholders will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.8  Further Action. Each party hereto shall, subject to the
          --------------
fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

     5.9  Expenses. Whether or not the Merger is consummated, all costs and
          --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein.

     5.10 Indemnification.
          ---------------

          (a) From and after the Effective Time, the Purchaser agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company, including directors acting as members of a committee of the Board of Directors (the "Indemnified Parties") to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and Bylaws as in effect as of the date hereof for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmations and undertakings, as required by applicable law or set forth in the Company's Certificate of Incorporation or Bylaws as in effect prior to the Effective Time.

          (b) Any Indemnified Party will promptly notify the Purchaser and the Surviving Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section; provided, however, that the failure to furnish any such notice shall not relieve the Purchaser or the Surviving Corporation from any indemnification obligation under this Section except to the extent the Purchaser or the Surviving Corporation is prejudiced thereby. In the event of any such claim, action, suit, proceeding, or investigation, (x) the Surviving Corporation will have the right to assume the defense thereof by counsel reasonably acceptable to the Indemnified Parties, and the Surviving Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties (as a group) will have the right to retain one separate counsel, reasonably acceptable to such Indemnified Parties and the Purchaser, at the expense of the indemnifying party if the named parties to any such proceeding include both the Indemnified Parties and the Surviving Corporation and the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them, (y) the Indemnified Parties will cooperate in the defense of any such matter, and (z) the Surviving Corporation will not be liable for any settlement effected without its prior written consent.

          (c) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions that are no less favorable to the past and present officers and directors of the Company than those set forth as of the date hereof in the Certificate of Incorporation of the Company and the Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were entitled to indemnification thereunder.

          (d) The Surviving Corporation shall use reasonable commercial efforts to maintain in effect for six years from the Effective Time directors' and officers' "tail" liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to the existing coverage.

          (e) This Section 5.10 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of the Purchaser, the Company and the Surviving Corporation. The Purchaser hereby guarantees the performance by the Surviving Corporation of the indemnified obligations pursuant to this
Section 5.10.

     5.11 Takeover Statute. If any "fair price", "moratorium", "control share
          ----------------
acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     5.12 Conduct of Business by Purchaser Pending the Merger. Prior to the
          ---------------------------------------------------
Effective Time and subject to any applicable regulatory approvals, the Purchaser shall (a) perform its obligations under this Agreement in accordance with the terms hereof and thereof and take all other actions necessary or appropriate for the consummation of the transactions contemplated hereby and (b) not engage directly or indirectly in any business or activities of any type or kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking which is not contemplated by this Agreement.

     5.13 Conveyance Taxes. The Company and the Purchaser shall cooperate in the
          ----------------
preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

                                    ARTICLE 6

                              CONDITIONS TO MERGER

     6.1  Conditions to Each Party's Obligation to Effect the Merger. The
          ----------------------------------------------------------
respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved, in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of the Company.

          (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the Purchaser or the Company following the Effective Time.

     6.2  Conditions to Obligation of Company to Effect the Merger. The
          --------------------------------------------------------
obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Purchaser shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of the Purchaser contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, except (i) for changes specifically permitted by this Agreement or otherwise accepted in writing by the Company, (ii) for non-performance or breaches which, separately or in the aggregate, would not have a Material Adverse Effect on the Purchaser or on the ability of the parties to consummate the transactions contemplated by this Agreement and (iii) that those representations and warranties which address matters only as of a particular date shall remain true and correct, in all material respects, as of such date.

          (b) The Company shall have received a certificate of the President or a Vice President of the Purchaser, dated the Closing Date, certifying to the effect of the preceding clause (a).

          (c) The Board of Directors of the Company shall have received a certificate of the President and the Chief Financial Officer of the Company, dated that Closing Date, certifying to the effect of clause (a) of Section 6.3 insofar as it relates to the representations and warranties of the Company contained in this Agreement or in any document delivered in connection herewith.

          (d) There shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, or enforced by any Governmental Entity, and there shall be no action, suit or proceeding pending (with a reasonable likelihood of success), which (i) makes this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal or imposes or may impose material damages or penalties in connection therewith, or (ii) otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by this Agreement in any material respect.

          (e) Paul Mendez, Carol Mendez, Naomi Pollack, Nathan Barotz, Celia Barotz, Orhan Sadik-Khan, Karim Sadik-Khan, Janette Sadik-Khan, Jan Sadik-Khan, and the Sadik-Khan Family Trust (collectively, the "Proponents") shall have transferred their shares of Firecom Stock to the Purchaser.

     6.3  Conditions to Obligation of Purchaser to Effect the Merger. The
          ----------------------------------------------------------
obligation of the Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, except (i) for changes specifically permitted by this Agreement or otherwise accepted in writing by the Purchaser, (ii) for non-performance or breaches which, separately or in the aggregate, would not have a Material Adverse Effect on the Company or the Purchaser or on the ability of the parties to consummate the transactions contemplated by this Agreement and (iii) that those representations and warranties which address matters only as of a particular date shall remain true and correct, in all material respects, as of such date. The failure of the Company to obtain the consent to any contract or agreement set forth on Schedule 3.3(a) shall not be a condition to the obligation of the Purchaser to effect the Merger.

          (b) The Purchaser shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to the effect of the preceding clause (a).

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred any Material Adverse Change with respect to the Company.

          (d) After the Effective Time, no person shall have any right under any Stock Plan (or any Company Option granted thereunder) or other plan, program or arrangement to acquire any equity securities of the Company.

          (e) There shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, or enforced by any Governmental Entity, and there shall be no action, suit or proceeding pending (with a reasonable likelihood of success), which (i) makes this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal or imposes or may impose material damages or penalties in connection therewith, (ii) requires the divestiture of a material portion of the business of the Purchaser, or of the Company or of the Surviving Corporation taken as a whole, (iii) imposes material limitations on the ability of the Purchaser effectively to exercise full rights of ownership of shares of capital stock of the Surviving Corporation (including the right to vote such shares on all matters properly presented to the shareholders of the Surviving Corporation) or makes the holding by the Purchaser of any such shares illegal or subject to any materially burdensome requirement or condition, (iv) requires the Purchaser, the Company, the Surviving Corporation or any of their respective material affiliates to cease or refrain from engaging in any material business, or (v) otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by this Agreement in any material respect or increases or may increase in any material respect the liabilities or obligations of the Purchaser or the Surviving Corporation arising out of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

          (f) The Proponents shall have transferred their shares of Firecom Stock to the Purchaser.

          (g) Not more than 10% of the outstanding shares of the Company entitled to vote at the Meeting of Shareholders shall have perfected appraisal rights in respect of the Merger.

                                    ARTICLE 7

                                   TERMINATION

     7.1  Termination by Mutual Consent. This Agreement may be terminated
          -----------------------------
and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, by the mutual consent of the Purchaser and the Company.

     7.2  Termination by Either Purchaser or Company. This Agreement may be
          ------------------------------------------
terminated and the Merger may be abandoned by action of the Board of Directors of either the Purchaser or the Company if (a) the Merger shall not have been consummated by August 15, 2001, (b) the approval of the Company's shareholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by August 15, 2001.

     7.3  Termination by Company. This Agreement may be terminated and the
          ----------------------
Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of the Company referred to in
Section 6.1(a), by action of the Board of Directors of the Company, if (a) there is an Alternative Proposal that the Board of Directors of the Company in good faith determines (in consultation with its financial advisors) represents a financially superior transaction for the shareholders of the Company as compared to the Merger and in the exercise of its good faith judgment as to its fiduciary duties imposed by law, as advised by outside counsel, the Board of Directors of the Company determines that such termination is required by reason of such being made; provided that the Company shall (i) notify the Purchaser promptly of its intention to terminate this Agreement or to enter into a definitive agreement with respect to any such Alternative Proposal (which notice shall describe the material terms of such definitive agreement), and (ii) give the Purchaser 5 days to increase the consideration payable hereunder to that payable pursuant to the Alternative Proposal (if so increased this Agreement may not be terminated) but in no event shall such notice be given less than 48 hours prior to the public announcement of the Company's proposed termination of this Agreement; and provided further that the right to terminate this Agreement pursuant to this clause shall not be available if there has been a non-performance or breach by the Company which has or would reasonably be expected to have resulted in a failure of condition under Section 6.3(a) hereof, or (b) there has been a non-performance or breach by the Purchaser which has or would reasonably be expected to have resulted in a failure of condition under Section 6.2, which non-performance or breach is not curable or, if curable, is not cured within 30 days after written notice of such non-performance or breach is given by the Company to the Purchaser. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to Section 7.2 or this Section 7.3 is conditioned upon the payment by the Company of any amounts owed by it pursuant to Section 7.5(a) to the extent owed thereunder.

     7.4  Termination by Purchaser. This Agreement may be terminated and the
          ------------------------
Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of the Company referred to in Section 6.1(a), by action of the Board of Directors of the Purchaser, if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to the Purchaser its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's shareholders, or (ii) there has been a non-performance or breach by the Company which has or would reasonably be expected to have resulted in a failure of condition under Section 6.3, which non-performance or breach is not curable or, if curable, is not cured within 30 days after written notice of such non-performance or breach is given by the Purchaser to the Company.

     7.5  Effect of Termination and Abandonment.
          -------------------------------------

          (a) In the event that any person shall have made an Alternative Proposal for the Company and (i) thereafter this Agreement is terminated pursuant to Section 7.3(a) or clause (i) of Section 7.4 or (ii) this Agreement is terminated for any other reason (other than the breach of this Agreement by the Purchaser) and, in the case of this clause (ii) only, a transaction contemplated by such Alternative Proposal is consummated within one year after such termination (either of the foregoing events being called a "Payment Event"), then the Company shall reimburse to the Purchaser its reasonably and appropriately documented costs and expenses incurred in connection with the Merger which amount shall be payable by wire transfer of same day funds either on the date contemplated in the last sentence of Section 7.3 if applicable or, otherwise, within two business days after such amount becomes due. The Company acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, the Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.5(a), the Company shall pay to the Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the original amount at the prime rate as reported in The Wall Street Journal on the date of such judgment.

          (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
7.5 and except for the provisions of Sections 5.9, 8.3, 8.4, 8.6, 8.8, 8.9, 8.12 and 8.13. Moreover, in the event of termination of this Agreement pursuant to Sections 7.2, 7.3 or 7.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of any material provision of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

     7.6  Extension, Waiver.
          -----------------

     At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE 8

                               GENERAL PROVISIONS

     8.1  Nonsurvival of Representations, Warranties and Agreements. All
          ---------------------------------------------------------
representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Article 2 shall survive the Merger.

     8.2  Notices. Any notice required to be given hereunder shall be sufficient
          -------
if in writing, and sent by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


     If to the Purchaser:            If to the Company:

     Mr. Paul Mendez                 Mr. Richard G. Scurry
     ALRM Acquisition Inc.           Chairman, Special Committee
     c/o Firecom, Inc.               Firecom, Inc.
     39-27 59th Street               39-27 59th Street
     Woodside, New York 11377        Woodside, New York 11377

     With copies to:                 With copies to:

     Thelen Reid & Priest LLP        Squadron, Elenoff, Plesent & Sheinfeld, LLP
     40 West 57th Street             551 Fifth Avenue
     New York, NY  10019             New York, NY 10176
     Attention: Gregory Katz, Esq.   Attention: Jeffrey W. Rubin, Esq.


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered or mailed.

     8.3  Assignment; Binding Effect. Neither this Agreement nor any of the
          --------------------------
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 5.10, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.4  Entire Agreement. This Agreement, the Schedules, and any documents
          ----------------
delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     8.5  Amendment. This Agreement may be amended by the parties hereto, by
          ---------
action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.6  Governing Law. This Agreement shall be governed by, and construed in
          -------------
accordance with the laws of New York applicable to contracts executed and to be performed entirely within that State without regard to the conflicts of laws principles thereof.

     8.7  Counterparts. This Agreement may be executed by the parties hereto in
          ------------
separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     8.8  Headings. Headings of the Articles and Sections of this Agreement are
          --------
for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     8.9  Interpretation. In this Agreement, unless the context otherwise
          --------------
requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     8.10 Waivers. Except as provided in this Agreement, no action taken
          -------
pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     8.11 Incorporation of Exhibits and Schedules. The Exhibits and Schedules
          ---------------------------------------
attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     8.12 Severability. Any term or provision of this Agreement which is invalid
          ------------
or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this

Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.13 Confidentiality. The Purchaser agrees to treat confidentially all
          ---------------
non-public confidential information, trade secrets and proprietary business practices and concepts (the "Evaluation Material"), disclosed by the Company to the Purchaser at any time prior to the Closing Date. The Purchaser agrees to transmit the Evaluation Material only to its employees, agents, financing sources or partners, and others who need to know such information and who shall be advised by the Purchaser of this provision and agree to be bound by the terms hereof. In the event that the Purchaser is required (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, it will provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order and/or waive the Purchaser's compliance with these provisions. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, the Purchaser is nonetheless, in the opinion of its counsel, compelled to disclose any of the Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Purchaser may disclose such Evaluation Material to such tribunal without liability hereunder. In the event that the Merger is not effected after the Purchaser has been furnished with Evaluation Material, it will promptly upon the request of the Company deliver to the Company the Evaluation Material, without retaining any copy thereof. The term "Evaluation Material does not include information which (i) becomes or has been generally available to the public other than as a result of a disclosure by the Purchaser or its representatives, (ii) was available to the Purchaser on a non-confidential basis prior to its disclosure to the Purchaser by the Company or its representatives, or (iii) becomes available to the Purchaser on a non-confidential basis from a source other than the Company or its representatives, provided, however, that such source is not bound by a confidentiality agreement with the Company or its representatives.

     8.14 Enforcement of Agreement. The parties hereto agree that irreparable
          ------------------------
damage would occur in the event any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. By each party's execution and delivery hereof, such party hereby irrevocably submits to the jurisdiction of any such court in connection with any such suit or proceeding, irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any document related hereto and each waives personal service of any summons, complaint or other process which may be made by any other means permitted by New York law. The parties hereto irrevocably consent to service of process in the manner described in Section 8.2 hereof, AND EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUIT OR PROCEEDING BROUGHT TO ENFORCE OR INTERPRET THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                             FIRECOM, INC.


                                             By:  /s/ Paul Mendez
                                                --------------------------------
                                                  Paul Mendez
                                                  President


                                             ALRM ACQUISITION INC.


                                             By:  /s/ Paul Mendez
                                                --------------------------------
                                                  Paul Mendez
                                                  President